UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Gas Natural Inc.

(Name of Registrant as Specified In Its Charter)

Richard M. Osborne

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The accompanying letter of Richard M. Osborne, former Chairman of the Board and former CEO, is intended for stockholders of Gas Natural Inc. Mr. Osborne and entities controlled by him currently are not soliciting proxies of Gas Natural Inc. stockholders or opposing a proxy solicitation by Gas Natural Inc., but an October 9, 2014 injunction of the United States District Court for the Northern District of Ohio requires Mr. Osborne to file with the SEC as proxy soliciting material communications by Mr. Osborne with Gas Natural Inc. stockholders. Expressing Mr. Osborne’s opinion concerning Gas Natural Inc. and its business and prospects and not soliciting proxies of Gas Natural Inc. stockholders or urging them to take any specific actions, Mr. Osborne intends by the accompanying letter merely to communicate with Gas Natural Inc. stockholders concerning their mutual interests as stockholders. Stockholders of Gas Natural Inc. are urged to rely on their own assessment of their investment in Gas Natural Inc. stock and the business and prospects of Gas Natural Inc.

Mr. Osborne owns 89,000 shares of Gas Natural Inc. common stock, all of which are held by the Richard M. Osborne Trust. He and his affiliated entities have filed a lawsuit against Gas Natural Inc. in the Lake County, Ohio Court of Common Pleas. Companies controlled by Mr. Osborne have in the past engaged in transactions with Gas Natural Inc. involving the sale or transport of natural gas and may have contracts with Gas Natural Inc. for the sale or transport of natural gas.

If Mr. Osborne solicits proxies of Gas Natural Inc. stockholders or opposes a solicitation by Gas Natural Inc., he will make the appropriate filings with the SEC. If made those filings will be publicly available without charge at the SEC’s web site at www.sec.gov. If made those filings will contain important information, which Gas Natural Inc. stockholders should read carefully.

Richard M. Osborne

7001 Center Street

Mentor, OH 44060

440-951-1111

January 15, 2015

Dear Shareholders of Gas Natural,

Gas Natural talks about transparency, but when I requested documents from them, they refuse. I contacted their auditors, Malone-Bailey LLP, about the Jed Henthorne and Kevin Degenstein creative accounting which reported a bad debt as income and which I regard as fraud that I wrote about in past letters. The auditors said they would give me their work papers but Gas Natural refused to let them go.

Enclosed you will find a settlement agreement that I reached with Gas Natural on July 15, 2014. Gas Natural has not reserved any money and has subjected the company to millions of dollars in damages. Through my counsel, I have been told that attorneys defending the lawsuit against Gas Natural that Gas Natural will not settle until I release Kohrman, Jackson & Krantz, Gas Natural’s corporate attorneys who I am suing for malpractice. The Board of Directors has a fiduciary duty to their shareholders to settle this matter in the least expensive way possible. I will never release KJK as a settlement stipulation. The Board should be suing KJK for malpractice themselves for the mishandling of the bankruptcy case of Highwood Generation Station in Great Falls, Montana as well as for sabotaging the financial viability of the company.

Gas Natural has moved out of their corporate offices in Mentor, Ohio where they owned the building and were getting a greater return than being in the utility business. They are leasing lavish offices on the top floor of the One Cleveland Center building, not even bringing their office furniture. They are now big shots. They also changed the dividend policy from monthly to quarterly with no concern for the shareholders. In filings, they have even subjected themselves to eliminating the dividend by the Public Utility Commissions of Montana. Concerning the Jed Henthorne and Kevin Degenstein fraud, they just awarded Jed Henthorne a new employment contract when he should have been fired.

The Board of Directors and employees of the company are only interested in lining their own pockets. The Board should cut the directors pay from $5,000 per meeting to $2,000 as I had suggested when I was a director but which the Board has declined to do. The directors issue themselves 2,000 shares per year which they sell to get the money. The directors have never bought stock in Gas Natural. They are only there for their own enrichment. To make employees loyal to them, they have awarded extra holidays and vacations. Employee morale is at an all-time low and people are leaving the company in droves.

The company has also refused to abide by binding contracts for the transmission of gas and is trespassing with gas delivery systems and gas lines on my properties to which they have no lease or right to be there, again subjecting themselves to treble damages. They have hired Weldele & Piacentino Law Group Co., LPA for a $10,000 monthly retainer specifically to peddle influence in Columbus to cover up for their mishandling of matters pertaining to my companies, wasting some $60,000 to $70,000 already. The Directors are now divesting the company of valuable assets to help the cash flow wither rather than grow the company as I did.

I am watching a company that I worked so hard to build fall apart. I ask that you remain active in the company.

You can contact me directly at 216-215-1313.

Sincerely,

Richard M. Osborne

Enclosure

Exhibit A

Trade Great Plains pipelines for Newton Falls assets subject to regulatory approval and board approval

Rick resigns from board immediately

John D. Marketing earn-out of approximately $671,000 paid in stock pursuant to agreement by July 25, 2014

Severance payment of $1.0M lump sum in stock or cash at R Osborne’s discretion by July 25, 2014

R Osborne retains vehicle

Severance agreement provisions: release Gas Natural, subsidiaries, board (but no noncompete)

Greg Osborne agrees to forward the terms above to the board of Gas Natural for approval and finalization for completion.

/s/ Gregory Osborne	/s/ Richard M. Osborne

President & COO	July 15, 2014